Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer
                (860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Three and Nine months ended March 31, 2011

PUTNAM, CT, April 22, 2011 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended March 31, 2011 of $530,000 or $.08 per basic and diluted share as compared to net income of $251,000 or $.04 per basic and diluted share for the quarter ended March 31, 2010.  The net income for the March 31, 2011 quarter included $420,000 in income due to a partial legal settlement regarding prior security losses.  Other-than-temporarily impaired investment write-downs decreased by $854,000 from the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010.  This was partially offset by a decrease in net gains on security sales of $570,000 for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010.  For the nine months ended March 31, 2011, net income totaled $1.20 million or $.19 per basic and diluted share as compared to net income of $1.18 million or $.19 per basic and diluted share for the nine months ended March 31, 2010.  This was primarily due to the $420,000 in income from the legal settlement and a decrease in other-than-temporarily impaired investment write-downs of $1.3 million from the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010.  This was partially offset by a decrease in net gains on security sales of $1.2 million for the nine months ended March 31, 2011 compared to the quarter ended March 31, 2010.

Net interest and dividend income decreased $209,000 or 6.9% to $2.8 million for the quarter ended March 31, 2011 compared to $3.0 million for the quarter ended March 31, 2010.  Net interest rate spread decreased 14 basis points to 2.33% from 2.47% for the quarters ended March 31, 2011 and 2010, respectively.  Net interest margin decreased 17 basis points to 2.56% from 2.73% for the same periods.  Net interest and dividend income decreased $835,000 or 8.9% to $8.54 million for the nine months ended March 31, 2011 compared to $9.37 million for the nine months ended March 31, 2010.  Net interest rate spread decreased 22 basis points to 2.29% from 2.51% for the nine months ended March 31, 2011 and 2010, respectively.  Net interest margin decreased 26 basis points to 2.53% from 2.79% for the same periods.

The provision for loan losses decreased $39,000 or 15.2% to $218,000 for the quarter ended March 31, 2011 compared to $257,000 for the quarter ended March 31, 2010. The ratio of the allowance to gross loans outstanding was 1.10% as of March 31, 2011 and 0.92% as of March 31, 2010.  The ratio of the allowance to nonperforming loans improved to 61.0% as of March 31, 2011 from 20.7% as of March 31, 2010.  The provision for loan losses decreased $104,000 or 13.6% to $660,000 for the nine months ended March 31, 2011 compared to $764,000 for the nine months ended March 31, 2010.

              Noninterest income increased $626,000 or 178.9% to $976,000 for the quarter ended March 31, 2011 compared to noninterest income of $350,000 for the quarter ended March 31, 2010.  This was primarily due to $420,000 in income from a legal settlement and a decrease of $854,000 in write-downs of investments during the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010.  The impairment charges for the quarter ended March 31, 2011 and March 31, 2010 consisted of private label CMOs.  This was partially offset by a decrease in net gains on sales of securities of $570,000 during the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010.  Noninterest income increased $343,000 or 18.7% to $2.17 million for the nine months ended March 31, 2011 compared to noninterest income of $1.83 million for the nine months ended March 31, 2010.  This was primarily due to the $420,000 legal settlement mentioned above and a decrease of $1.3 million in write-downs of investments during the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010.  The impairment charges for the nine months ended March 31, 2011 and March 31, 2010 consisted of private label CMOs.  This was partially offset by a decrease of $1.2 million in net gains on sales of securities during the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010.  Service fees decreased $165,000 or 9.6% to $1.56 million for the nine months ended March 31, 2011 compared to $1.72 million for the nine months ended March 31, 2010.

Noninterest expense increased $39,000 or 1.4% to $2.86 million for the quarter ended March 31, 2011 compared to $2.82 million for the quarter ended March 31, 2010.  Salaries and benefits decreased $27,000 or 1.8% to $1.46 million for the quarter ended March 31, 2011 compared to $1.48 million for the quarter ended March 31, 2010.  Occupancy expense increased $55,000 or 17.6% to $368,000 for the quarter ended March 31, 2011 compared to $313,000 for the quarter ended March 31, 2010.  All other noninterest expenses increased $11,000 or 1.1% to $1.03 million for the quarter ended March 31, 2011 compared to $1.02 million for the quarter ended March 31, 2010.  Noninterest expense decreased $427,000 or 4.8% to $8.5 million for the nine months ended March 31, 2011 compared to $8.9 million for the nine months ended March 31, 2010.  Salaries and benefits decreased $113,000 or 2.5% to $4.4 million for the nine months ended March 31, 2011 compared to $4.5 million for the nine months ended March 31, 2010.  Occupancy expense increased $57,000 or 6.2% to $976,000 for the nine months ended March 31, 2011 compared to $919,000 for the nine months ended March 31, 2010.  All other noninterest expenses decreased $371,000 or 10.6% to $3.1 million for the nine months ended March 31, 2011 compared to $3.5 million for the nine months ended March 31, 2010.  This was primarily due to decreases in other real estate owned write-downs of $226,000 and Federal Home Loan Bank prepayment penalties of $146,000.

Income tax expense increased $138,000 or 265.4% to $190,000 for the quarter ended March 31, 2011 compared to $52,000 for the quarter ended March 31, 2010.  Income tax expense increased $22,000 or 6.3% to $370,000 for the nine months ended March 31, 2011 compared to $348,000 for the nine months ended March 31, 2010.

“The Bank’s capital ratios and net income continue to increase with the Bank remaining well-capitalized and net income of $1.2 million for the nine months ended March 31, 2011.  The allowance for loan losses is 1.10% of total loans and we have significantly decreased the amount of non-performing loans.  We remain encouraged by the performance of both our commercial and retail lending operations,” said Chairman and Chief Executive Officer Thomas A. Borner, “Our branch network has been enhanced with our newest location in Norwich, Connecticut and we continue to make solid inroads into the New London County market,” he added.

Total assets of the Company were $476.6 million at March 31, 2011 compared to $489.4 million at June 30, 2010.  Loans decreased $2.9 million during the nine months ended March 31, 2011 and represented $256.0 million or 53.7% of total assets at March 31, 2011 as compared to $258.9 million or 52.9% of total assets at June 30, 2010.  Securities available for sale decreased $24.0 million during the nine months ended March 31, 2011, and represented $61.9 million or 13.0% of total assets at March 31, 2011 as compared to $85.9 million or 17.6% of total assets at June 30, 2010.  Securities held to maturity increased $32.9 million during the nine months ended March 31, 2011 and represented $116.2 million or 24.4% of total assets at March 31, 2011 as compared to $83.2 million or 17.0% at June 30, 2010.

Total liabilities of the Company decreased to $429.7 million at March 31, 2011 from $445.5 million at June 30, 2010.  Borrowed funds decreased $10.9 million during the nine months ended March 31, 2011, and represented $95.5 million or 20.0% of total assets as of March 31, 2011 as compared to $106.4 million or 21.7% of total assets as of June 30, 2010.  This included a reduction in FHLB borrowings of $12.0 million.  Total deposits decreased $4.0 million during the nine months ended March 31, 2011, and represented $331.1 million or 69.5% of total assets at March 31, 2011 as compared to $335.1 million or 68.5% of total assets at June 30, 2010.

Stockholders’ equity increased to $46.9 million at March 31, 2011 from $43.9 million at June 30, 2010, primarily due to a decrease in accumulated other comprehensive loss of $1.7 million and net income for the nine months ended March 31, 2011.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through www.putnambank.com.  Investor information is also available at this website.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of March 31,	As of June 30,
Assets	2011	2010
Cash and due from banks	$7,406	$23,291
Federal funds sold	-	-
Securities available for sale, at fair value	61,851	85,893
Securities held to maturity, at amortized cost	116,193	83,249
Federal Home Loan Bank stock, at cost	8,056	8,056
Loans (1)	255,991	258,893
Allowance for loan losses	(2,819)	(2,651)
Net Loans	253,172	256,242
Other real estate owned	2,038	1,561
Premises and equipment	4,972	5,292
Intangible assets	7,273	7,385
Other assets	15,671	18,390
Total Assets	$476,632	$489,359

Liabilities and Stockholders' Equity
Deposits	$331,085	$335,146
Borrowed funds	95,505	106,396
Mortgagors' escrow accounts	994	1,627
Other liabilities	2,133	2,335
Total Liabilities	429,717	445,504
Total Stockholders' Equity	46,915	43,855
Total Liabilities and Stockholders' Equity	$476,632	$489,359

	Three Months Ended March 31,		Nine Months Ended March 31,
Income Statements	2011	2010	2011	2010
Interest and dividend income	$4,857	$5,417	$14,959	$17,213
Interest expense	2,037	2,388	6,422	7,841
Net interest and dividend income	2,820	3,029	8,537	9,372
Provision for loan losses	218	257	660	764
Net interest and dividend income after provision for loan losses	2,602	2,772	7,877	8,608
Noninterest income	1,060	718	2,531	2,290
Writedown of investments	(84)	(938)	(611)	(1,871)
Gain on sale of investments	-	570	254	1,412
Noninterest expense	2,858	2,819	8,482	8,909
Income before income tax expense	720	303	1,569	1,530
Income tax expense	190	52	370	348
Net income	$530	$251	$1,199	$1,182

	At or for the Three Months		At or for the Nine Months
	March 31,		March 31,
Financial condition data:	2011	2010	2011	2010
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$446,553	$450,690	449,420	$447,714
Average interest-bearing liabilities	$396,196	$403,332	398,996	$400,044
Average interest-earning assets to
average interest-bearing liabilities	112.71%	111.74%	112.64%	111.92%
Non-performing loans	$4,624	$11,645	$4,624	$11,645
Non-performing loans to total loans (3)	1.81%	4.47%	1.81%	4.47%
Allowance for loan losses	$2,819	$2,407	$2,819	$2,407
Allowance for loan losses to total loans (3)	1.10%	0.92%	1.10%	0.92%
Stockholders' equity to assets	9.84%	8.95%	9.84%	8.95%

Selected operating data (1):
Return on average assets	0.45%	0.21%	0.33%	0.33%
Return on average equity	4.62%	2.31%	3.50%	3.70%
Net interest rate spread	2.33%	2.47%	2.29%	2.51%
Net interest margin (2)	2.56%	2.73%	2.53%	2.79%
Efficiency ratio (4)	75.29%	83.43%	79.19%	79.52%
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Includes loans held-for-sale.
(4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings per share:
Basic	$0.08	$0.04	$0.19	$0.19
Diluted	$0.08	$0.04	$0.19	$0.19
Book value per share	$7.19	$6.78	$7.19	$6.78
Market price per share:
High for the period	$5.75	$5.33	$5.75	$5.33
Low for the period	$4.15	$3.01	$2.96	$2.61
Close at end of period	$5.01	$5.10	$5.01	$5.10
Cash dividends declared per share	$-	$-	$-	$0.04

Weighted-average common shares outstanding:
Basic	6,349,782	6,319,928	6,338,747	6,308,353
Diluted	6,349,782	6,319,928	6,338,747	6,308,353